EXHIBIT 10.1

RETIREMENT AND CONSULTING AGREEMENT

THIS RETIREMENT AND CONSULTING AGREEMENT (this “Agreement”) is entered into as of September 1, 2020 and effective as of October 1, 2020 (“Effective Date”) by and between Bancorp 34, Inc., a Maryland corporation (the “Company”), and Jill Gutierrez (“Executive”).
WHEREAS, Executive is retiring from the Company and Bank 34 (the “Bank”) and therefore resigning as an employee of the Company, the Bank and their affiliates, effective as of September 30, 2020;
WHEREAS, in order to provide for continuity, and to assure that Executive’s knowledge and business expertise remain available to the Company and the Bank, and are not provided to other banks and financial services companies competing with the Company and the Bank, the Company desires to engage Executive as a consultant on the terms set forth in this Agreement; and
WHEREAS, Executive desires to provide such consulting services to the Company on the terms set forth in this Agreement
NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived herefrom, the Company and Executive hereby agree as follows:
1. Retirement and Resignation as Employee.  Effective as of the close of business on September 30, 2020 (the “Separation Date”), and as a result of her retirement, Executive’s status as an employee of the Company, the Bank and all subsidiaries and affiliates of the Company and the Bank shall terminate, and Executive hereby resigns from any and all positions held as an employee at the Company, the Bank, and any subsidiaries and/or affiliates of the Company and the Bank, including without limitation, Executive’s position as President and Chief Executive Officer of the Company and the Bank (“Retirement”).
2. Expiration of Employment Agreements.  Executive acknowledges and agrees that as of the Separation Date, and as a result of her Retirement, the Employment Agreement dated as of February 9, 2017 by and between Executive and the Company (the “Company Employment Agreement”) and the Employment Agreement dated as of February 9, 2017 by and between Executive and the Bank (the “Bank Employment Agreement”) shall terminate and be of no further force or effect.  Executive further agrees that as a result of her Retirement, Executive shall not be entitled to, and hereby waives any claim to, any payments or other benefit under the Employment Agreement.
3. Benefits Available to Executive as Former Employee.  Executive is entitled to certain benefits as a former employee of the Company and the Bank pursuant to the plans and agreements maintained by the Company and the Bank for her benefit (other than the Company Employment Agreement and the Bank Employment Agreement), including but not limited to tax-qualified plans and nonqualified plans, equity plans and such other plans and arrangements that may provide post-retirement benefits to senior management of the Company and the Bank.

For the avoidance of doubt, Executive’s unvested equity awards will continue to vest for so long as she remains in service as a member of the board of directors of the Company and/or the Bank (each, a “Board”) and her vested stock options will continue to be exercisable for so long as she remains a member of the Board(s) and will remain exercisable for the longer of (i) one year after her retirement date as an Executive or (ii) three months after she is no longer a member of the Board, provided that her incentive stock options will convert to non-statutory stock options three months after her termination of employment as an executive.  In addition, Executive’s Split Dollar Life Insurance Agreement will remain in effect until Executive terminates service as a member of the Bank’s Board.  Moreover,  Executive will not be considered to have a “separation from service” for purposes of benefit commencement under the Deferred Compensation Agreement, until she terminates service as a consultant, and then such benefits will be paid in accordance with the terms of such document (i.e., such benefits may be delayed until six months after her Consulting Term ends if Executive is deemed to be a “specified employee”.  Notwithstanding the foregoing, Executive will be eligible for any executive discretionary bonus paid for the 2020 year.
4. Board Service.  The parties agree that Executive shall continue as a member of the Board of each of the Company and the Bank through the annual meeting of stockholders of the Company following the year ending December 31, 2020 (the “Annual Meeting”), at which time, unless she has been re-nominated by the Governance/Nominating Committee and the Company Board and elected by the Company’s stockholders, her term of office as a director of the Company and the Bank shall expire.  Except as provided in the foregoing as to the Company and the Bank, Executive’s service on the boards of directors of all other subsidiaries of the Company or the Bank shall terminate as of the Separation Date, and this Agreement shall constitute any required notice of Executive’s resignation as a director.
5. Consulting Term.  The Company hereby agrees to engage Executive as a consultant during the period commencing on October 1, 2020 and, unless terminated earlier pursuant to Section 8, continuing through December 31,2020 (the “Consulting Separation Date”).  The period from October 1, 2020 to the Consulting Separation Date shall be referred to as the “Consulting Term.”  On or before the end of the Consulting Term, the Company may choose to extend the Consulting Term for an additional three-month period in the discretion of the Chief Executive Officer and upon the acceptance of the Executive, and in the event of such extension, the new term shall become the Consulting Term.  Any extension beyond one additional three-month period shall require the approval of the Board.
6. Consulting Services.
(a) During the Consulting Term, Executive shall make herself available to provide such advisory services as are reasonably requested by the Company’s Board, including, without limitation, advising with respect to: (i) existing and new customer relationships, (ii) expansion strategies for existing and new market areas, (iii) strategies for developing and implementing new banking products and services, (iv) merger and acquisition opportunities, and (v) such other banking-related services or advice as the Board may reasonably request (the “Consulting Services”).  In no event shall Executive be required to render less than eight hours of service a week under this Agreement. Executive agrees to provide the Consulting Services at such times and locations as the Company reasonably requires.  Executive agrees to use her best efforts to perform the Consulting Services in a professional and competent manner.  Executive is not hereby being granted nor will she have any authority, apparent or otherwise, to bind or commit the Company, the Bank or any subsidiary or affiliate of the Company or the Bank in any manner after the Separation Date.
(b) The Company and Executive acknowledge and agree that because the Consulting Services required hereunder shall be no less than 20 percent of the average level of bona fide services performed by Executive as Chief Executive Officer of the Company and the Bank and their affiliates, in the aggregate, over the immediately preceding 36-month period during which Executive was an employee of the Company and the Bank and their affiliates, the Executive has not had a “Separation from Service” from the Company and the Bank for purposes of Section 409A of the Internal Revenue Code (“Code”) and Treasury Regulation section 1.409A-1(h)(ii).
7. Consulting Compensation and Expense.
(a) In consideration for the services agreed to be performed during the Consulting Term, Executive shall receive a monthly retainer (the “Retainer”) of $10,000 which shall be paid monthly in arrears.  During any period that Executive receives the monthly Retainer set forth herein, Executive shall also receive fees for services as a member of the board of directors of the Company and/or the Bank.
(b) Executive shall pay and be responsible for all of her home office expenses, including postage, printing, and cell phone expenses.  The Company shall reimburse Executive for other reasonable expenses incurred in connection with rendering the Consulting Services hereunder in accordance with policies adopted by the Company from time to time.  The expense reimbursements described herein are intended to satisfy the requirements for a “reimbursement plan” described in Treasury Regulation Section 1.409A-3(i)(1)(iv)(A) and shall be administered to satisfy such requirements.   During the Consulting Term, Executive will continue to drive the bank-owned Toyota and the Bank will continue to cover the maintenance and repair expenses of the Toyota.
8. Termination of the Consulting Term.
(a) Death.  Executive’s engagement hereunder shall terminate upon her death.
(b) Disability.  If Executive becomes physically or mentally disabled during the Term such that she is unable to provide the Consulting Services for a period of two (2) consecutive months in any three (3) month period (a “Disability”), the Company, at its option, may suspend the compensation described in Section 7 above until such time as Executive is able to provide the Consulting Services, at which time, said payments would be reinstated for the remainder of the Consulting Term, if any.
(c) Termination by Company For Cause. The Company may terminate this Agreement and Executive’s engagement hereunder as a consultant for Cause.  For purposes of this Agreement, “Cause” shall mean personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, material breach of the Company’s or the Bank’s Code of Ethics, willfully engaging in actions that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the business reputation of the Company or the

Bank, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist or regulatory order, or material breach of any provision of the Agreement.  For the avoidance of doubt, if the Company terminates this Agreement for Cause, Executive shall not receive any further payments of the Retainer.
9. Confidential Information.  Executive recognizes and acknowledges that the knowledge of the business activities, plans for business activities, and all other proprietary information of the Company and the Bank, as it may exist from time to time, is valuable, special and unique assets of the business of the Company and the Bank.  Executive will not, during or after her Separation Date or her Consulting Separation Date, whichever is later, disclose any knowledge of the past, present, planned or considered business activities or any other similar proprietary information of the Company and the Bank, to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board or required by law.  Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Company and the Bank.  Further, Executive may disclose information regarding the business activities of the Company and the Bank, to any bank regulator having regulatory jurisdiction over the activities of the Company and the Bank pursuant to a formal regulatory request.  In the event of a breach or threatened breach by Executive of the provisions of this Section, the Company and the Bank, will be entitled to seek injunctive relief restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Company and the Bank, or any other similar proprietary information, or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing herein will be construed as prohibiting the Company and the Bank, from pursuing any other remedies available to the Company and Bank for such breach or threatened breach, including the recovery of damages from Executive.
10. Non-Competition and Non-Solicitation.  Executive hereby covenants and agrees that, for a period equal to the longer of (i) the period that Executive performs Consulting Services for the Company or (ii) one year following her Separation Date, she shall not, without the written consent of the Company, either directly or indirectly:
(a) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Company or the Bank, or any of their respective subsidiaries or affiliates, to terminate her or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Company or the Bank;
(b) solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Company or the Bank, or any subsidiary or affiliate of the Company or the Bank to terminate an existing business or commercial relationship with the Company, the Bank or any subsidiary or affiliate of the Company or the Bank; or

(c) become an officer, employee, consultant, director, independent contractor, agent, joint venturer, partner, shareholder or trustee of any savings bank, savings and loan association, savings and loan or savings bank holding company, credit union, bank or bank holding company (including any affiliate of any of the foregoing).  Notwithstanding the foregoing, after January 1, 2011, this restriction shall only apply with respect to a savings bank, savings and loan association, savings and loan or savings bank holding company, credit union, bank or bank holding company (including any affiliate of any of the foregoing) that: (i) has a headquarters or a branch office within any county in which the Company or the Bank has business operations or has filed an application for regulatory approval to establish an office (the “Restricted Territory”) or (ii) otherwise competes with the Company or the Bank.  Notwithstanding anything to the contrary herein, Executive shall not be prohibited from owning up to one percent of the outstanding equity securities of a corporation that is publicly traded on a national securities exchange or in the over-the-counter market so long as Executive, other than with respect to such ownership, shall not engage in any activity with such person that otherwise would violate this Section 10(c).
The parties hereto agree that money damages would not be an adequate remedy for any breach of Section 9 or this Section 10, and any breach of the terms of Section 9 or in this Section 10 would result in irreparable injury and damage to the Company for which the Company would not have an adequate remedy at law.  Therefore, in the event of a breach or a threatened breach of Section 9 or in this Section 10, the Company, in addition to any other rights and remedies existing in its favor at law or in equity, shall be entitled to specific performance or immediate injunctive or other equitable relief from a Court in order to enforce, or prevent any violations of, the provisions of Section 9 or this Section 10 (without posting a bond or other security), without having to prove damages.  The terms of this Section 10 shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach of this Agreement.

11. Status.  Executive and Company agree that Executive shall perform the Consulting Services as an independent contractor and shall have no power or authority to bind the Company, the Bank or any subsidiary or affiliate thereof.  Company will report all fees paid to Executive by filing a Form 1099-MISC with the Internal Revenue Service as required by law.  Because the Consulting Services will be performed by Executive as an independent contractor and not an employee, unless otherwise required by the law, Company will not make any withholdings from any payments hereunder.  Executive agrees to accept exclusive liability for complying with all applicable local, state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on the Retainer.  Except for benefits to which Executive became entitled as an employee of Company and Bank prior to the Separation Date, Executive will not receive any employee benefits under any Company-sponsored benefit plans or participate in Company-sponsored health insurance for the period that Executive serves as a consultant.  Executive further agrees to indemnify and hold harmless the Company against any and all liabilities to any taxing authority for any taxes (except the Company’s share of Social Security, if any), interest or penalties with regard to or arising from the payment of fees.
12. Release of Claims.
(a) Claims Released.  In consideration of the Company’s obligations hereunder and acceptance of Executive’s retirement and resignation, Executive, Executive’s heirs, successors, and assigns, hereby knowingly and voluntarily release and forever discharge the Company and its subsidiaries and affiliates, together with all of their respective current and former officers, directors, consultants, agents, representatives and employees, and each of their predecessors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which Executive ever had, now has, or may hereafter claim to have against the Releasees by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time Executive executes this Agreement (the “General Release”).  This General Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that Executive may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (“ERISA”), the Sarbanes-Oxley Act of 2002, the New Mexico Human Rights Act (or any other similar statute of New Mexico or another jurisdiction that may be applicable in this case and which is designed to protect employees from prohibited discrimination) each as amended, and any other Federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and Executive, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Executive’s employment, or the termination of Executive’s employment, with the Company; provided, however, that this General Release shall not apply to or impair (i) claims for vested benefits (excluding any severance or termination benefits, which are specifically waived hereunder) pursuant to any other Company or Bank employee benefit plan, as defined in ERISA, in which Executive was a participant before the Separation Date; (ii) any rights to indemnification Executive may have under the by-laws of the Company or applicable law; or (iii) any claims that may arise from any violation of this Agreement. For the purpose of implementing a full and complete release, Executive understands and agrees that this Agreement is intended to include all claims, if any, which Executive may have and which Executive does not now know or suspect to exist in Executive’s favor against the Company or any of the Releasees and that this Agreement extinguishes those claims.
(b) Claims not Released.  Nothing in this Agreement prohibits or prevents Executive from filing a charge with or participating, testifying or assisting in any investigation, hearing or other proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination laws. However, to the maximum extent permitted by law, Executive agrees that if such an administrative claim is made to such an anti-discrimination agency, Executive shall not be entitled to recover any individual monetary relief or other individual remedies. In addition, nothing in this Agreement, including but not limited to the release of claims and the confidentiality clauses, prohibits Executive from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the Company’s or the Bank’s primary federal regulator, the U.S. Congress, any agency Inspector General, or any other applicable agency; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or

(3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission, the Company’s or the Bank’s primary federal regulator and/or the Occupational Safety and Health Administration. Moreover, nothing in this Agreement prohibits or prevents Executive from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.
13. Notices.  Any notice, report or payment required or permitted to be given or made under this Agreement by one party to the other shall be deemed to have been duly given or made if personally delivered or, if mailed, when mailed by registered or certified mail, postage prepaid, to the other party at the following addresses (or at such other address as shall be given in writing by one party to the other):
If to Executive:

To the last known address in the Bank’s personnel records.

If to the Company:

Bancorp 34, Inc.
500 10th Street
Alamogordo, NM 88310
Attn: Randal L. Rabon, Chairman of the Board

with a copy to:

Ned Quint, Esquire
Luse Gorman, PC
5335 Wisconsin Ave., N.W., Suite 780
Washington, D.C. 20015

14. Entire Agreement.  This Agreement (a) contains the complete and entire understanding and agreement of Executive and the Company with respect to the subject matter hereof; and (b) supersedes all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, respecting the engagement of Executive in connection with the subject matter hereof.
15. Modification or Waiver.  The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.  No course of dealing between the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement.  No delay on the part of the Company or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or Executive of any such right or remedy shall preclude other or further exercises thereof.  A waiver of right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

16. Severability.  Whenever possible each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement.
17. No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
18. Executive’s Representations.  Executive represents and warrants to the Company that (i) her execution, delivery and performance of this Agreement does not and shall not conflict with, or result in the breach of or violation of, any other agreement, instrument, order, judgment or decree to which she is a party or by which she is bound, (ii) she is not a party to or bound by any employment agreement, non-competition agreement or confidentiality agreement with any other person or entity that would prevent her from performing under this Agreement and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the parties hereto, enforceable in accordance with its term.
19. Counterparts.  This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute one and the same agreement.
20. Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for purposes of this Agreement) and such successor shall deliver a written affirmation of its obligations hereunder to Executive.  This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, and legatees, but otherwise will not be assignable, transferable or delegable by Executive.  This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as otherwise expressly provided in this Section 20.

21. Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Mexico.

22. Arbitration.  Any dispute or controversy arising under or in connection with this Agreement, other than a dispute or controversy arising under Sections 9 or 10, shall be settled exclusively by arbitration, conducted before a single arbitrator sitting in a location selected by the employee within Albuquerque, New Mexico, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of her right to be paid the Retainer during the pendency of any dispute or controversy arising under or in connection with this Agreement.
23. Delivery by Facsimile.  This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of facsimile or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.
24. Survivorship.  Any provision of this Agreement that by its terms is intended to continue to apply after any termination or expiration of the Consulting Term or the Agreement shall survive such termination or expiration and continue to apply in accordance with its terms.
[Signature Page Follows]

IN WITNESS WHEREOF, Executive and the Company have caused this Agreement to be duly executed and delivered on the date and year first above written.
Bancorp 34, Inc.

By: /s/ Randal L. Rabon
Its: Chairman of the Board

/s/ Jill Gutierrez
Jill Gutierrez

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